Exhibit 99.1

Teknova Reports Fourth Quarter and Full Year 2024 Financial Results

Full year 2024 total revenue was $37.7 million, up 3% year-over-year and in line with guidance

Fourth quarter 2024 total revenue was $9.3 million, up 18% over the same quarter prior year

Company provides 2025 revenue guidance of $39-42 million

HOLLISTER, Calif., March 4, 2025 – Alpha Teknova, Inc. (“Teknova” or the “Company”) (Nasdaq: TKNO), a leading producer of critical reagents for the discovery, development, and commercialization of novel therapies, vaccines, and molecular diagnostics, today announced financial results for the fourth quarter and full year ended December 31, 2024.

“I am very proud of our execution in 2024, across-the-board,” said Stephen Gunstream, President and Chief Executive Officer at Teknova. “We brought in new clinical customers, improved operational efficiency, and managed expenses while, once again, navigating a dynamic market environment. We believe the combination of the diversity of our catalog research reagents that serve the broader life science community and our custom research- and clinical-grade reagents that support a growing number of novel therapies, now more than ever, positions Teknova for long-term sustainable growth. ”

Matt Lowell, Teknova’s Chief Financial Officer, added, “We delivered strong financial results in 2024 compared to 2023, including a return to top line growth and a significant improvement in adjusted EBITDA and free cash outflow. These outcomes are due to cost savings enacted throughout the year and good stewardship of our capital. Based on our 2025 revenue guidance of $39-42 million, we anticipate full-year free cash outflow of less than $12 million,” he explained.

Corporate and Financial Updates

•
Achieved full year 2024 total revenue of $37.7 million, up 3% as compared to $36.7 million for the full year 2023 and fourth quarter 2024 total revenue of $9.3 million, up 18% compared to $7.9 million for the fourth quarter 2023
•
Achieved 41% annual growth in the number of Clinical Solutions customers in 2024
•
Total cash and short-term investments were $30.4 million and gross debt was $12.1 million at the end of the fiscal year 2024
•
Free Cash Flow for the full year 2024 was negative $13.5 million, down significantly from $26.7 million in 2023 and less than the previously communicated target of $16 million for 2024
•
Amended and extended credit facility with new maturity date in March 2030 and no scheduled principal repayments until April 2028

Revenue for the Fourth Quarter and Full Year 2024

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
(Dollars in thousands)	2024	2023	2024	2023
Lab Essentials	$6,818	$6,688	$28,883	$28,800
Clinical Solutions	1,850	879	7,097	6,738
Other	597	300	1,765	1,146
Total revenue	$9,265	$7,867	$37,745	$36,684

Fourth Quarter 2024 Financial Results

Total revenue for the fourth quarter 2024 was $9.3 million, up 18% compared to $7.9 million in the fourth quarter 2023. Lab Essentials revenue was $6.8 million in the fourth quarter 2024, up 2% compared to $6.7 million in the fourth quarter 2023. Clinical Solutions revenue was $1.9 million in the fourth quarter 2024, up 110% compared to $0.9 million in the fourth quarter 2023.

Gross profit for the fourth quarter 2024 was $2.1 million, compared to $1.3 million in the fourth quarter 2023. Gross margin for the fourth quarter 2024 was 23.0%, compared to 17.0% in the fourth quarter 2023. The increase in gross profit percentage was primarily driven by higher Clinical Solutions revenue coupled with reduced headcount, partially offset by increased overhead costs.

Operating expenses for the fourth quarter 2024 were $7.8 million, compared to $12.2 million in the fourth quarter 2023. Excluding the non-recurring charges of $0.3 million related to a loss contingency accrual and the non-cash tradename impairment charge of $2.2 million in the fourth quarter of 2023, operating expenses were down $2.0 million. The decrease was driven primarily by reduced headcount and spending, in particular on professional fees.

Net loss for the fourth quarter 2024 was $5.7 million, or negative $0.11 per diluted share, compared to $10.7 million, or negative $0.26 per diluted share, for the fourth quarter 2023.

Adjusted EBITDA for the fourth quarter 2024 was negative $3.2 million, compared to negative $6.0 million for the fourth quarter 2023. Free Cash Flow was negative $1.5 million for the fourth quarter 2024, compared to negative $3.2 million for the fourth quarter 2023. A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Full Year 2024 Financial Results

Total revenue was $37.7 million for the year ended December 31, 2024 (“2024”), a 3% increase from $36.7 million for the year ended December 31, 2023 (“2023”). Lab Essentials revenue was $28.9 million in 2024, largely unchanged from $28.8 million in 2023. Clinical Solutions revenue was $7.1 million, up 5% compared to $6.7 million in 2023.

Gross profit for 2024 was $7.2 million, compared to $10.3 million in 2023. Gross margin for 2024 was 19.2%, compared to 28.1% in 2023. The decrease in gross profit percentage was attributable to a $2.8 million non-recurring, non-cash charge related to the disposal of expired inventory and write down of excess inventory created in the second half of 2022 when we increased production in anticipation of persistent high demand. Excluding this $2.8 million charge, gross margin would have been 26.5% in 2024. The decrease in gross profit was also driven by increased overhead costs, largely depreciation expense following the completion of our new manufacturing facility in 2023, which were partially offset by reduced headcount in 2024.

Operating expenses for 2024 were $33.4 million, compared to $45.9 million in 2023. Excluding non-recurring charges of $1.4 million in 2024 and $5.8 million in 2023, operating expenses decreased $8.1 million. The decrease was driven by reduced headcount and spending, primarily on professional fees and insurance, partially offset by increased stock-based compensation expense related to the stock option repricing as well as facility costs.

Net loss for 2024 was $26.7 million, or negative $0.57 per diluted share, compared to $36.8 million, or negative $1.16 per diluted share, for 2023.

Adjusted EBITDA for 2024 was negative $14.5 million, compared to negative $19.8 million for 2023. Excluding the $2.8 million inventory charge, Adjusted EBITDA would have been negative $11.7 million for 2024. Free Cash Flow was negative $13.5 million for 2024, compared to negative $26.7 million for 2023. A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

2025 Outlook

Teknova anticipates total revenue of $39 million to $42 million for the fiscal year ending December 31, 2025 (“2025”). The Company also anticipates free cash outflow of less than $12 million for 2025.

Upcoming Investor Conference Attendance

TD Cowen 45th Annual Health Care Conference (Boston, MA)

Wednesday, March 5, 2025 at 1:10 p.m. ET

KeyBanc Capital Markets Healthcare Forum (Virtual)

Wednesday, March 19, 2025 at 11:15 a.m. ET

Conference Call and Webcast

Teknova will host a webcast and conference call on Tuesday, March 4, 2025, beginning at 5:00 p.m. Eastern Time. To access the live webcast, listeners can log onto the call from the Investor Relations section of the Teknova website or by using this link. If you would like to participate in the call, please register for the webcast here to receive a unique PIN number and dial-in information. The webcast will be available for replay on the Company’s website approximately two hours after the event.

About Teknova

Teknova makes solutions possible. Since 1996, Teknova has been innovating the manufacture of critical reagents for the life sciences industry to accelerate the discovery and development of novel breakthroughs that will help people live longer, healthier lives. We offer fully customizable solutions for every stage of the workflow, supporting industry leaders in molecular diagnostics, synthetic biology, and emerging therapeutic modalities. Our fast turnaround of high-quality agar plates, microbial culture media, buffers and reagents, and water helps our customers scale seamlessly from RUO to GMP. Headquartered in Hollister, California, with over 180,000 square feet of state-of-the-art facilities, Teknova’s modular manufacturing platform was designed by our team of scientists, engineers, and quality control experts to efficiently produce the foundational ingredients for the discovery and commercialization of next-generation therapies.

Non-GAAP Financial Measures

This press release contains financial measures that have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Teknova uses the following non-GAAP financial measures in assessing the performance of its business and the effectiveness of its business strategies: (a) Adjusted EBITDA and (b) Free Cash Flow.

Teknova defines Adjusted EBITDA as net loss adjusted for interest income (expense), net, provision for (benefit from) income taxes, depreciation expense, amortization of intangible assets, and stock-based compensation expense. Adjusted EBITDA reflects further adjustments to eliminate the impact of certain items, including certain non-cash and other items that Teknova does not consider representative of its ongoing operating performance.

Teknova defines Free Cash Flow as cash used in operating activities plus purchases of property, plant, and equipment. Beginning with 2025 financial periods, Teknova will be redefining Free Cash Flow as cash used in operating activities plus cash used in investing activities.

Teknova provides Adjusted EBITDA and Free Cash Flow in this press release because Teknova believes that analysts, investors, and other interested parties frequently use these measures to evaluate companies in Teknova’s industry and that such measures facilitate comparisons on a consistent basis across reporting periods. Teknova also believes such measures are helpful in highlighting trends in Teknova’s operating results because they exclude items that are not indicative of Teknova’s core operating performance. Investors should consider non-GAAP financial measures in addition to, and not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The non-GAAP financial measures presented by Teknova may be different from the non-GAAP financial measures used by other companies.

A full reconciliation of these non-GAAP measures to the most comparable GAAP measures is included at the end of this release.

Forward-Looking Statements

Statements in this press release about future expectations, plans, and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include, but are not limited to, statements relating to Teknova’s anticipated total revenue, including our expectations for 2025 revenue and free cash outflow guidance, and other statements about Teknova’s business prospects, including about Teknova’s profitability, strategy of managing operating expenses, and long-term growth strategy. The words, without limitation, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. These forward-looking statements are based on management’s current expectations and beliefs and are subject to risks and uncertainties, all of which are difficult to predict and many of which are beyond Teknova’s control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the fact that the Company’s fourth quarter and year-end financial closing procedures, annual accounting procedures and adjustments, and annual audit of its financial statements are not yet complete; demand for Teknova’s products (including the potential delay to or pausing of customer orders); Teknova’s assessment of fundamental indicators of future demand across its target customer base; Teknova’s cash flows and revenue growth rate; Teknova’s supply chain, sourcing, manufacturing, and warehousing; inventory management; risks related to global economic and marketplace uncertainties, including those related to the conflicts in Ukraine and the Middle East; reliance on a limited number of customers for a high percentage of Teknova’s revenue; potential acquisitions and integration of other companies; and other factors discussed in the “Risk Factors” section of Teknova’s most recent periodic reports filed with the Securities and Exchange Commission (“SEC”), including in Teknova’s Annual Report on Form 10-K for the year ended December 31, 2023, and subsequent Quarterly Reports on Form 10-Q filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov. Although Teknova believes that the expectations reflected in its forward-looking statements are reasonable, Teknova does not know whether its expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by Teknova on its website or otherwise. Teknova does not undertake any obligation to update, amend, or clarify these forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Investor Contact

Matt Lowell

Chief Financial Officer

matt.lowell@teknova.com

+1 831-637-1100

Media Contact

Jennifer Henry

Senior Vice President, Marketing

jenn.henry@teknova.com

+1 831-313-1259

ALPHA TEKNOVA, INC.

Condensed Statements of Operations

(Unaudited)

(In thousands, except share and per share data)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenue	$9,265	$7,867	$37,745	$36,684
Cost of sales	7,137	6,532	30,514	26,388
Gross profit	2,128	1,335	7,231	10,296
Operating expenses:
Research and development	594	1,311	2,759	5,567
Sales and marketing	1,557	2,401	6,320	9,330
General and administrative	5,318	6,024	23,150	25,450
Amortization of intangible assets	287	288	1,148	1,148
Tradename impairment	—	2,169	—	2,169
Long-lived assets impairment	—	—	—	2,195
Total operating expenses	7,756	12,193	33,377	45,859
Loss from operations	(5,628)	(10,858)	(26,146)	(35,563)
Other expenses, net
Interest (expense) income, net	(129)	173	(687)	(833)
Other (expense) income, net	—	(275)	—	142
Loss on extinguishment of debt	—	—	—	(824)
Total other expenses, net	(129)	(102)	(687)	(1,515)
Loss before income taxes	(5,757)	(10,960)	(26,833)	(37,078)
Benefit from income taxes	(38)	(304)	(88)	(298)
Net loss	$(5,719)	$(10,656)	$(26,745)	$(36,780)
Net loss per share—basic and diluted	$(0.11)	$(0.26)	$(0.57)	$(1.16)
Weighted average shares used in computing net loss per share—basic and diluted	53,374,839	40,750,760	46,745,905	31,819,776

ALPHA TEKNOVA, INC.

Condensed Balance Sheets

(Unaudited)

(In thousands)

	As of December 31,	As of December 31,
	2024	2023
ASSETS
Current assets:
Cash and cash equivalents	$3,708	$28,484
Short-term investments, held -to-maturity	26,688	—
Accounts receivable, net	4,312	3,948
Inventories, net	6,801	11,594
Prepaid expenses and other current assets	1,267	1,634
Total current assets	42,776	45,660
Property, plant, and equipment, net	45,753	50,364
Operating right-of-use lease assets	15,767	16,472
Intangible assets, net	13,091	14,239
Other non-current assets	1,382	1,852
Total assets	$118,769	$128,587
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$825	$1,493
Accrued liabilities	4,541	5,579
Current portion of operating lease liabilities	1,800	1,803
Current portion of long-term debt	4,045	—
Total current liabilities	11,211	8,875
Deferred tax liabilities	827	919
Other accrued liabilities	10	102
Long-term debt, net	9,443	13,251
Long-term operating lease liabilities	14,884	15,404
Total liabilities	36,375	38,551
Stockholders’ equity:
Preferred stock	—	—
Common stock	1	—
Additional paid-in capital	200,924	181,822
Accumulated deficit	(118,531)	(91,786)
Total stockholders’ equity	82,394	90,036
Total liabilities and stockholders’ equity	$118,769	$128,587

ALPHA TEKNOVA, INC.

Condensed Statements of Cash Flows

(Unaudited)

(In thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Operating activities:
Net loss	$(5,719)	$(10,656)	$(26,745)	$(36,780)
Adjustments to reconcile net loss to net cash used in operating activities:
Bad debt expense	69	—	130	21
Inventory reserve	314	193	4,549	323
Depreciation and amortization	1,645	1,611	6,578	5,660
Stock-based compensation	766	1,022	3,666	4,137
Deferred taxes	(40)	(309)	(92)	(304)
Accrued interest income on short-term investments	49	—	(69)	—
Amortization of discount on short-term investments	(344)	—	(344)	—
Amortization of debt financing costs	103	83	394	498
Non-cash lease expense	42	51	182	137
Loss on disposal of property, plant, and equipment	184	52	233	57
Tradename impairment	—	2,169	—	2,169
Long-lived assets impairment	—	—	—	2,195
Loss on extinguishment of debt	—	—	—	824
Changes in operating assets and liabilities:
Accounts receivable	224	1,013	(494)	292
Inventories	559	(319)	244	330
Income taxes receivable	—	—	—	22
Prepaid expenses and other current assets	925	825	(18)	131
Other non-current assets	136	100	470	400
Accounts payable	(164)	175	(594)	(773)
Accrued liabilities	335	1,121	(389)	1,936
Other	(20)	(23)	(92)	(89)
Cash used in operating activities	(936)	(2,892)	(12,391)	(18,814)
Investing activities:
Purchases of short-term investments	(4,847)	—	(30,275)	—
Maturities of short-term investments	4,000	—	4,000	—
Proceeds from sale of property, plant, and equipment	—	197	125	197
Purchases of property, plant, and equipment	(567)	(312)	(1,125)	(7,934)
Cash used in investing activities	(1,414)	(115)	(27,275)	(7,737)
Financing activities:
Proceeds from equity financing, net	—	(412)	15,104	22,503
Repayment of long-term debt	—	—	—	(10,000)
Proceeds from financed insurance premiums	—	—	385	1,004
Repayment of financed insurance premiums	(166)	(300)	(738)	(594)
Payment of debt issuance costs	—	(23)	(25)	(47)
Payment of at-the-market facility costs	—	—	—	(395)
Proceeds from exercise of stock options	25	—	29	76
Proceeds from issuance of common stock under employee stock purchase plan	54	114	135	252
Cash (used in) provided by financing activities	(87)	(621)	14,890	12,799
Change in cash and cash equivalents	(2,437)	(3,628)	(24,776)	(13,752)
Cash and cash equivalents at beginning of period	6,145	32,112	28,484	42,236
Cash and cash equivalents at end of period	$3,708	$28,484	$3,708	$28,484

ALPHA TEKNOVA, INC.

Reconciliation of Non-GAAP Measures to the Most Comparable GAAP Measures

(Unaudited)

(In thousands)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Net loss – as reported	$(5,719)	$(10,656)	$(26,745)	$(36,780)
Add back:
Interest (expense) income, net	(129)	173	(687)	(833)
Benefit from income taxes	(38)	(304)	(88)	(298)
Depreciation expense	1,358	1,323	5,430	4,512
Amortization of intangible assets	287	288	1,148	1,148
EBITDA	$(3,983)	$(9,522)	$(19,568)	$(30,585)
Other and non-recurring expenses:
Stock-based compensation expense	766	1,022	3,666	4,137
Severance pay and other termination benefits	—	—	1,287	725
Tradename impairment	—	2,169	—	2,169
Long-lived assets impairment	—	—	—	2,195
Loss on extinguishment of debt	—	—	—	824
Write-off of ATM Facility costs	—	—	—	395
Loss contingency	—	300	73	300
Adjusted EBITDA	$(3,217)	$(6,031)	$(14,542)	$(19,840)

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2024	2023	2024	2023
Cash used in operating activities	$(936)	$(2,892)	$(12,391)	$(18,814)
Purchases of property, plant, and equipment	(567)	(312)	(1,125)	(7,934)
Free Cash Flow	$(1,503)	$(3,204)	$(13,516)	$(26,748)